Exhibit 4.18

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS

OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE

IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE

THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Kazia Therapeutics Limited

Oasmia Pharmaceutical AB

Development and Commercialisation Licence Agreement

A licencing Agreement to develop and commercialise Cantrixil

Development and Commercialisation Licence Agreement

Contents

1	Definitions and Interpretation		4
	1.1	Definitions	4
	1.2	Interpretation	9

2	Commercialisation of Licensed Product		9

3	Grant of Licence		9
	3.1	Kazia Patents and Associated Intellectual Property Licence grant	9
	3.2	Sub-licencing and sub-contracting	10
	3.3	Rights of Oasmia	10
	3.4	Improvements	10

4	Transfer of Know-How and assistance from Kazia		11
	4.1	Transfer of Kazia Know-How and the Cantrixil Dossier	11
	4.2	Assistance in respect of Manufacturing and supply of Licensed Product	11

5	Commercialisation		11
	5.1	Sales and distribution in the Territory	11
	5.2	Royalty Reports	12

6	Payment		13
	6.1	Upfront fee	13
	6.2	Royalty	13
	6.3	Milestone Payments	13
	6.4	Payment requirements	13
	6.5	Default in payment	13
	6.6	No deductions	13

7	Alliance Manager		14

8	Obligations		14
	8.1	Mutual obligations	14
	8.2	Oasmia’s responsibilities	14
	8.3	Kazia’s responsibilities	14

9	Governmental Matters		15
	9.1	Regulatory approvals	15

10	Prosecution, Proceedings and Protection of Rights		15
	10.1	Prosecution and maintenance of Kazia Patents	15
	10.2	Notification of Claims	16
	10.3	[***]	16
	10.4	[***]	16
	10.5	[***]	16
	10.6	[***]	16
	10.7	[***]	17
	10.8	[***]	17

11	Warranties and Indemnities		17
	11.1	Representations and warranties by the parties	17
	11.2	Representations and warranties by Kazia	17
	11.3	Representations and warranties by Oasmia	18
	11.4	Warranties separate	18
	11.5	No other representations or warranties	18
	11.6	Period of warranties and indemnity	18
	11.7	Reliance	18

page (i)

Development and Commercialisation Licence Agreement

12	Indemnities and Liability		19
	12.1	[***]	19
	12.2	[***]	19
	12.3	Exclusions	19

13	Insurance		19
	13.1	The parties obligation to insure	19
	13.2	Requirements for insurance policies	20
	13.3	Evidence of currency	20

14	Records and Audit		20
	14.1	Records	20
	14.2	Audit	21

15	Reporting		21

16	Term and Termination		22
	16.1	Term	22
	16.2	Termination by either party	22
	16.3	Termination by Oasmia	22
	16.4	Termination by Kazia	22
	16.5	General consequences of termination and survival	23
	16.6	Specific consequences of termination	23

17	Assignment		23
	17.1	Assignment by Oasmia	23
	17.2	Assignment by Kazia	23

18	Confidentiality		24
	18.1	Obligations of confidentiality	24
	18.2	Permitted Disclosure	24
	18.3	Exceptions	25
	18.4	Kazia Know-How	25
	18.5	Return or destruction of Confidential Information	25
	18.6	Liability for breach by recipient	25
	18.7	Survival of Obligation	25
	18.8	Public announcements	25

19	Costs and Duty		25

20	Notice		26

21	Dispute Resolution		27
	21.1	Parties to attempt resolution	27
	21.2	Meeting between Alliance Managers	27
	21.3	Negotiations	27
	21.4	Arbitration	27
	21.5	Continuation of rights and obligations	28

22	Force Majeure		28
	22.1	Event of Force Majeure	28
	22.2	Force Majeure notice	28
	22.3	Remedy of Force Majeure	28
	22.4	Mitigation	28
	22.5	No requirement to settle labour dispute	28
	22.6	No extension of Term	28

page (ii)

Development and Commercialisation Licence Agreement

23	General	28

Schedule 1		30
	Upfront fee, Milestone Payments and Royalty	30

Schedule 2		32
	Part 1	32
	Kazia Patents	32

Schedule 3		35
	Cantrixil Manufacturers	35

Schedule 4		34
	Assistance to be provided by Kazia	34

Schedule 5		36

page (iii)

Development and Commercialisation Licence Agreement

This Agreement is made on

Parties

1	Kazia Therapeutics Limited (ACN 063 259 754) of Three International Towers, Level 24 300 Barangaroo Avenue, Sydney NSW 2000 (Kazia).

2	Oasmia Pharmaceutical AB incorporated in Sweden of Vallongatan 1, 752 28 Uppsala, Sweden (Oasmia).

Recitals

A	Kazia is the registered owner of the Kazia Patents and is the owner of the Associated Intellectual Property in relation to the Licensed Product.

B.

Kazia has agreed to grant Oasmia, and Oasmia accepts, a global exclusive licence to the Licensed Product and the Associated Intellectual Property, on the terms and subject to the conditions of this Agreement.

C.

The parties have entered into this Agreement with the goal of transferring Kazia’s world-wide rights to Develop and Commercialise the Licensed Product to Oasmia and for Oasmia to use its Commercially Reasonable Efforts to maximise the earnings from the Licensed Product during the Term.

D.	The parties agree to undertake their respective obligations under this Agreement in good faith in order to try and achieve the above stated goal.

It is agreed as follows.

1	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Affiliate means, with respect to a party, any entity that controls or is controlled by such party, or is under common control with such party. For the purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

Agreement means this Agreement including any schedules and annexures, and any subsequent amendments to this Agreement made in accordance with its terms.

Applicable Law means the laws which apply to the acts and omissions of either party in the course of carrying out this Agreement.

Associated Intellectual Property means any intellectual property specifically and demonstrably referable to the Development of the Licensed Products that is owned or otherwise held by Kazia or one of its Affiliates including any copyright, trade mark, Kazia Know-How, confidential information or invention, that is reasonably required by Oasmia for the Development or Commercialisation of the Licensed Product, or is reasonably necessary to Oasmia to otherwise exercise its rights or carry out its obligations under this Agreement.

Business Day means a day which is not a Saturday, Sunday or a public holiday in Sweden or Sydney, Australia.

Development and Commercialisation Licence Agreement

Cantrixil Dossier means:

(a)	the original IND relating to the Licensed Product opened with the FDA in 2016 (Original IND);

(b)	all subsequent submissions made to the FDA with respect to the Original IND;

(c)	all documents in the possession of Kazia and its Affiliates not yet submitted to the FDA but which would reasonably be expected to be submitted under the IND in the normal course of drug development;

(d)

any material correspondence relating to the Licensed Product between Kazia and its Affiliates with the FDA or other regulatory agencies which would not be expected to form part of the IND, including any orphan drug applications;

(e)	all batch records, stability data, analytical results, and other customary documentation in the possession of Kazia and its Affiliates pertaining to prior manufactured batches of Licensed Product;

(f)	all known publications of Cantrixil data relating to Licensed Product, published and in draft;

(g)

any non-clinical data in the possession of Kazia or its Affiliates, such as through research collaborations, which may reasonably be considered necessary to Oasmia in the further development of Licensed Product; and

(h)

any clinical study protocols, study reports and safety information (pre-clinical and clinical) in the possession of Kazia or its Affiliates relating to Licensed Product, including clinical trial database, safety database, trial master file, audit reports and phase I trial dashboard (eg. list of trial sites, trial screening and enrolment rate per site).

With respect to each of the above other than drafts contemplated expressly in paragraph (f), documents will be supplied in their final and definitive form. Documents which have not yet been finalised will be supplied in the form of the latest draft in Kazia’s possession.

Cantrixil Manufacturers means the manufacturers listed in Schedule 3.

Claim means, in relation to a party, a demand, claim, action or proceeding threatened, made or brought by or against the party, however arising and whether present. unascertained, immediate, future or contingent.

Commercialisation means any and all activities directed to marketing, promoting, detailing, distributing, supplying, importing, exporting, offering for sale, having sold and/or selling and other activities for the commercialisation of the Licensed Product in the Territory, including: market research and educational activities; and activities necessary to obtain and maintain Marketing Approval, Pricing Approval, reimbursement and/or listing on health care providers’ and payers’ formularies in the Territory. For the avoidance of doubt, use of the terms Commercialise, Commercialising and/or Commercialisation in this Agreement shall not be deemed to include sales where there is not a Marketing Approval.

Commercially Reasonable Efforts means those efforts that would be made by a pharmaceutical company (of comparable size and resources to the relevant party) acting in good faith and in the exercise of activities or in relation to products of a similar potential value, stage of research or development, life cycle and commercial potential of the Licensed Product, taking into account all relevant factors that such party would normally take into account, including issues of safety and efficacy, product profile, the competitiveness of alternative products (including generic products), the patent or other proprietary position of such product (including patent coverage and regulatory exclusivity), the regulatory requirements involved and the potential profitability of such product.

Development and Commercialisation Licence Agreement

Confidential Information means the terms of this Agreement and all information belonging or relating to a party to this Agreement, whether oral, graphic, electronic, written or in any other form, that is:

(a)	or should reasonably be regarded as, confidential to the party to whom it belongs or relates;

(b)	not generally available to the public other than by reason of a breach of this Agreement; or

(c)	is disclosed to the Receiving Party by a third party lawfully in possession of such information and who is under no obligation to maintain such information in confidence.

Development means activities directly and specifically relating to research, pre-clinical, nonclinical, or clinical drug development, including test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, clinical studies (including research to design clinical studies), regulatory affairs, drug safety surveillance activities related to clinical studies, investigator sponsored studies, and the preparation, submission and maintenance of registration filings and approvals and any non-approval activity.

Disclosing Party means the party to whom information belongs or relates.

Effective Date means 1 March 2021.

FDA means the U.S. Food & Drug Administration.

Force Majeure means an event or cause beyond the reasonable control of the party claiming force majeure. It includes each of the following, to the extent it is beyond the reasonable control of that party:

(a)	act of God, lightning, storm, flood, fire, earthquake or explosion;

(b)	strike, lockout or other labour difficulty;

(c)

act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion, epidemic, pandemic or public health emergency (excluding the COVID-19 pandemic as in existence at the Effective Date), or any resulting governmental action including work stoppages, mandatory business, service or workplace closures, full or partial lockdown of affected areas, quarantines, border closures and travel restrictions;

(d)	embargo, inability to obtain any necessary materials, equipment, facilities or qualified employees, power or water shortage, lack of transportation; and

(e)	breakage or accident or other damage to machinery other than as a result of lack of appropriate maintenance, care, process or security.

Good Distribution Practice means the principles and rules in line with good distribution practice guidelines in the country of the Marketing Approval which ensure that medicinal products are consistently stored, transported and handled under suitable conditions as required by the Marketing Approval of the Licensed Product.

IND means an investigational new drug application made to the FDA.

Improvement means any improvements, enhancements, modifications, adaptations, extensions, developments, mutations, applications of and all other technical advances made by or on behalf of a person, whether or not protected by statute.

Development and Commercialisation Licence Agreement

Insolvency Event means the occurrence of any of the following events in respect of either party:

(a)

any step is taken (including any resolution passed at a meeting, or an application made or proceedings commenced, where that application or those proceedings are not withdrawn or set aside within 14 days of being made or commenced) for:

(i)	the winding up, dissolution, or administration of either party; or

(ii)	either party entering into any arrangement, compromise or composition with or assignment for the benefit of its creditors or any class of them,

except for the purposes of a solvent reconstruction or amalgamation; or

(b)	a receiver, receiver and manager, or other controller, administrator or similar officer is appointed with respect to or takes control of either party or any of its assets or undertakings.

Interest Rate means a rate of ten percent (10%) per month, or if lower, the maximum amount permitted under Applicable Law.

Kazia Know-How means Know-How owned or controlled by Kazia or any of Kazia’s Affiliates at the Effective Date or at any time thereafter during the Term which relates to the Licensed Product and is reasonably required by Oasmia for the Development, Manufacturing and Commercialisation of the Licensed Product or as is reasonably necessary to otherwise exercise its rights or carry out its obligations under this Agreement.

Kazia Patents means:

(a)	the patent registrations and pending patent registrations listed in Part 1 of Schedule 2; and

(b)

all patents and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, validations, reexaminations and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof in any country in the world, but solely to the extent they relate to:

(c)	a composition of matter comprising the chemical structure set out in Part 2 of Schedule 2;

(d)	a method of use involving said chemical structure; or

(e)	a method of Manufacture of the Licensed Product comprising said chemical structure..

Know-How means any and all information, data and materials whether proprietary or not, and whether patentable or not, including without limitation, technical or scientific information, know-how, data, test results, knowledge, technology, methods, processes, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information (whether or not patentable or otherwise protected by trade secret law) in written, electronic or other form.

Liabilities means any debts, obligations, liabilities, losses, expenses, costs and damages of any kind and however arising, including penalties, fines, and interest and including those which are prospective or contingent and those the amount of which, for the time being, is not ascertained or ascertainable.

Licence has the meaning given to that term in clause 3.1.

Licensed Product means any product containing the chemical structure set out in Part 2 of Schedule 2 for the indication of ovarian cancer and any other future indications, when used as a monotherapy or in combination with other drugs and other therapeutic approaches.

Manufacturing means activities directed to the manufacture of the Licensed Product including, the planning, purchasing, producing, manufacturing, processing, transportation, quality assurance testing, quality control, regulatory compliance, storage and maintenance of cell banks, manufacture and testing of future cell banks, waste disposal, sample retention, formulation, stability testing, storage, filling, packaging, labelling, leafleting, release and dispatch and such other related matters in each case as applicable to the Licensed Product.

Development and Commercialisation Licence Agreement

Marketing Approval means any approval of the applicable regulatory authorities necessary for the Commercialisation, marketing, labelling, and sale of the Licensed Product, but excluding any separate Pricing Approval.

Milestone Payment means the payments set out in Schedule 1 Part C.

Named Patient Basis means the supply of the Licensed Product directly to an individual patient upon unsolicited requests from medical professionals, in a territory where the Licensed Product has not obtained Marketing Approval.

Net Sales means the gross invoiced price for all Licensed Products sold by Oasmia, its Affiliates or sub-licensees to third parties in the Territory, less the following deductions from such gross amounts:

(a)	normal and customary trade, cash and other quantity discounts, rebates and allowances actually allowed and taken;

(b)	credits or allowances actually granted to the customer for damaged goods, returns, recalls, rebates or rejections of Licensed Products;

(c)	sales taxes, excise taxes, value added taxes and custom duties actually paid to a governmental authority, included in the invoiced price and not reimbursed directly or indirectly;

(d)	reasonable chargebacks related to sales of Licensed Products, to the extent actually allowed and taken by a third party;

(e)	reasonable freight, insurance and other transportation and handling fees to the extent that such charges were included on the invoice provided to the customer; and

(f)	compulsory payments and rebates directly related to the sale of Licensed Products, accrued, paid or deducted pursuant to governmental regulations.

Pricing Approval means such approval, agreement, determination or governmental decision establishing pricing and reimbursement for the Licensed Product that can be charged to customers and will be reimbursed by governmental authorities or payers in any jurisdiction in the Territory.

Receiving Party means the party to whom information is disclosed or who possesses or otherwise acquires information belonging or relating to a Disclosing Party.

Resolution Institute means the Australian and New Zealand dispute resolution membership organisation known as the Resolution Institute.

Royalty is the royalty to be paid by Oasmia to Kazia on Net Sales in the Territory during the Term of this Agreement for the value given in Part B of Schedule 1.

Term has the meaning given in clause 16.1.

Territory means the world.

Transfer means providing information in a fully and properly documented form, and for soft copies, capable of being received, opened, downloaded and saved through the use of commonly available and used commercial software.

[***]

[***]

Development and Commercialisation Licence Agreement

1.2	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(c)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or a relevant part of it.

(d)	The following rules apply unless the context requires otherwise.

(i)	The singular includes the plural, and the converse also applies.

(ii)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iii)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(iv)	A reference to anything (including a right, obligation or concept) includes each part of it.

(v)	A reference to a clause is a reference to a clause of this Agreement.

(vi)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(vii)

A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(viii)

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(ix)	A reference to time is to time in Sydney, Australia.

2	Commercialisation of Licensed Product

(a)	The parties acknowledge that:

(i)	as at the Effective Date, the Licensed Product has successfully completed phase I clinical trials; and

(ii)	Oasmia will use its Commercially Reasonable Efforts to progress the Licensed Product through phase II and Ill clinical trials, and to Commercialise the Licensed Product, within a reasonable time.

(b)

The parties acknowledge that, while as at the Effective Date, the Licensed Product has successfully completed phase I clinical trials and it is the parties’ hope that the results of such trials may be used to assist in obtaining Marketing Approvals in the Territory, no assurances, representations or warranties are given in this regard.

3	Grant of Licence

3.1	Kazia Patents and Associated Intellectual Property Licence grant

Subject to the terms and conditions of this Agreement, on and from the Effective Date Kazia grants to Oasmia and Oasmia accepts an exclusive licence under the Kazia Patents and Associated Intellectual Property to:

(a)	Manufacture, supply and export the Licensed Product, or permit others to do so;

Development and Commercialisation Licence Agreement

(b)	Develop the Licensed Product;

(c)	make sales of or otherwise supply the Licensed Product on a Named Patient Basis to the extent permitted by Applicable Law; and

(d)	Commercialise the Licensed Product,

for the duration of the Term (the Licence).

3.2	Sub-licencing and sub-contracting

(a)

Oasmia may, without any requirement to consult with or seek approval from Kazia, sub-license the Licence or subcontract any rights granted under this Agreement to any of its Affiliates or any other third parties. In such circumstances, Oasmia must:

(i)

ensure that any sub-licensee or subcontractor agrees in writing to be subject to, and bound by, to the extent applicable, terms and conditions substantially similar to the terms and conditions of this Agreement; and

(ii)	notify Kazia of the identity of the sub-licensee or subcontractor within 7 days of their engagement.

(b)

Oasmia will be responsible to Kazia for any Liability suffered by Kazia resulting from any act or omission of a sub-licensee relating to a sub- licence or subcontractor relating to a subcontract (a Wrong), but only to the extent that Oasmia would be liable to Kazia under this Agreement had Oasmia committed the Wrong.

(c)

Oasmia must enforce any sub-licensees’ or subcontractors’ obligations under any respective sublicense or subcontract agreements granted to sub-licensees or subcontractors in accordance with this clause 3.2. Oasmia remains responsible for the performance of the obligations of its sub-licensees and subcontractors, as if such obligations were carried out by Oasmia itself, including the payment of Royalties or Milestone Payments as provided for under this Agreement.

3.3	Rights of Oasmia

Without limiting the Licence granted under clause 3.1, Kazia grants to Oasmia and its successors and assignees a royalty-free, irrevocable for the Term, exclusive and sub-licensable licence to the Cantrixil Dossier, to the extent necessary for, and solely for the purpose of, the performance of this Agreement.

3.4	Improvements

(a)

Oasmia must notify Kazia of any Improvements which it or its personnel, sub-licensees or subcontractors discovers or develops with respect to any of the Kazia Patents and Associated Intellectual Property within 30 days from the discovery or development.

(b)

The parties agree that all rights, title and interest in Improvements to the Kazia Patents and Associated Intellectual Property developed or discovered by or on behalf of Oasmia vest in (as between the parties) Oasmia.

(c)

Upon termination or expiry of this Agreement, Oasmia agrees to grant Kazia a non-exclusive, royalty-free, sub-licensable and perpetual licence to any Improvements to the Kazia Patents and Associated Intellectual Property in the Territory.

Development and Commercialisation Licence Agreement

4	Transfer of Kazia Know-How and assistance from Kazia

4.1	Transfer of Kazia Know-How and the Cantrixil Dossier

(a)	As soon as reasonably practicable after the Effective Date Kazia must Transfer to Oasmia in its entirety, the Kazia Know-How and Cantrixil Dossier.

(b)

Where Oasmia considers that any information provided to Oasmia in accordance with clause 4.1(a) is missing, incomplete or unclear, Oasmia has the right to reasonably request through a question-and-answer process additional information in relation to that information. Kazia must act reasonably in considering any such request.

(c)

Without limiting clause 4.1(a), with regards to Kazia Know-How related to the Manufacturing of the Licensed Product, Kazia acknowledges that the Transfer to Oasmia may take some time to complete and that Kazia will provide reasonable assistance in connection with the Transfer when reasonably requested until the earlier of the completion of the Transfer or 18 months after the Effective Date. Kazia must use Commercially Reasonable Efforts to maintain adequate available resources to effect the Transfer and provide reasonable assistance to Oasmia.

4.2	Assistance in respect of Manufacturing and supply of Licensed Product

Upon the reasonable request of Oasmia, Kazia agrees to use Commercially Reasonable Efforts to assist Oasmia:

(a)	by facilitating proper introductions to the Cantrixil Manufacturers to seek to facilitate those manufacturers to enter into manufacturing agreements with Oasmia; and

(b)	in any of the circumstances set out in Schedule 4.

For the purpose of this clause 4.2, Kazia acknowledges that its Commercially Reasonable Efforts must include, where available, the allocation of Kazia resources and personnel that possess the appropriate experience, skills and qualifications required to provide the requested assistance to Oasmia. For the avoidance of doubt, the parties acknowledge that, in providing its best efforts:

(c)

while Kazia will seek to allocate sufficient resources to accommodate requested assistance in a timely manner, such allocation will be dependent on Kazia’s activities and resource capacity at the time of any request; and

(d)	Kazia will not be obliged to obtain resources or engage personnel in addition to those personnel engaged by it at the time a request for assistance is made by Oasmia.

5	Commercialisation

5.1	Sales and distribution in the Territory

Oasmia shall invoice and book, and appropriately record, all sales of the Licensed Product in the Territory including for the avoidance of doubt, any sale of Licensed Product in the Territory made by sub-licensees or subcontractors. Oasmia shall also be responsible for:

(a)

the distribution of Licensed Product in the Territory and for paying all governmental discounts and/or rebates which are due and owing with respect to the Licensed Product in the Territory using Good Distribution Practices,

(b)	handling all returns of Licensed Product sold under this Agreement, and

(c)	handling all aspects of ordering, processing, invoicing, collection, distribution and receivables with respect to Licensed Product in the Territory.

Development and Commercialisation Licence Agreement

5.2	Royalty Reports

(a)

Starting from the first commercial sale or sale made on a Named Patient Basis, within 30 calendar days after the end of each calendar quarter, Oasmia shall deliver to Kazia a written report setting forth, on a country-by-country basis in the Territory for such calendar quarter:

(i)	the number of units of each Licensed Product sold on a country by country basis;

(ii)	the gross sales of each Licensed Product for each country in which the Licensed Product is being sold via commercial sale or on a Named Patient Basis;

(iii)	the Net Sales of each Licensed Product for each country in which the Licensed Product is being sold;

(iv)	an accounting of the permitted deductions from gross sales on a country by country basis; and

(v)	the Royalties calculated on a per country basis,

(the, Royalty Report).

(b)

The Royalty Report referred to in this clause 5.2 shall be in electronic form. The financial data in the Royalty Report will include calculations in the local currency for each relevant country, and US Dollars.

(c)	Oasmia must provide with each Royalty Report evidence, to the reasonable satisfaction of Kazia, to support all amounts set out in the Royalty Report.

(d)

Within 10 Business Days after the date on which the Royalty Report is given to Kazia (Objection Period), Kazia may dispute any amount set out in the Royalty Report by giving notice (Objection Notice) to Oasmia stating the amount or amounts in dispute and the reasons for that dispute (Royalty Dispute).

(e)	If at the end of the Objection Period there is no Royalty Dispute, all amounts set out in the Royalty Report are final and binding on the parties.

(f)

If an Objection Notice is given, then Kazia and Oasmia must use their reasonable endeavours to resolve the Royalty Dispute between themselves. If Kazia and Oasmia are unable to resolve the Royalty Dispute within 5 Business Days after the Objection Notice is given, the parties must refer the Royalty Dispute to an Expert in accordance with, and for determination in accordance with, Schedule 5.

(g)

If there is a Royalty Dispute but it is not resolved by the parties nor referred to an Expert in accordance with clause 5.2(f), all amounts set out in the Royalty Report are final and binding on the parties, the Royalty Dispute is taken to be resolved and payments are to be made in accordance with the timing set out in clause 6.2.

(h)

If there is a Royalty Dispute which is resolved by the parties or by an Expert in accordance with Schedule 5, Oasmia must pay to Kazia the Royalty amounts due in accordance with Part B of Schedule 1 in respect of Net Sales made during the period of the relevant Royalty Report based on the Royalty Report amounts agreed between the parties or determined by the Expert (as applicable) within 10 Business Days of such agreement or determination.

Development and Commercialisation Licence Agreement

6	Payment

6.1	Upfront fee

In consideration of the grant of the Licence and other rights granted pursuant to this Agreement in relation to the Development of the Licensed Product, Oasmia shall pay to Kazia the amount set out in Part A of Schedule 1 within 30 Business Days of receipt of a valid invoice from Kazia.

6.2	Royalty

Subject to the issue of a valid invoice by Kazia and clause 5.2(h) within 30 Business Days of issue of the Royalty Report in accordance with clause 5.2(a) Oasmia must pay to Kazia an amount equal to the Royalty set out in Part B of Schedule 1 in respect of Net Sales made during the period of the relevant Royalty Report.

6.3	Milestone Payments

(a)

In consideration of the rights granted pursuant to this Agreement, where a regulatory or commercial milestone as set out in column 1 of the table in Part C of Schedule 1 is satisfied, Oasmia must pay to Kazia the corresponding Milestone Payment as set out in columns 2 and 3 (as applicable) of the table in Part C of Schedule 1 within 30 Business Days of receipt of a valid invoice with respect to the same from Kazia.

(b)

Notwithstanding clause 6.3(a), if for any reason the Milestone Payment relating to a phase Ill study (being the Milestone Payment corresponding to the first regulatory milestone) has not been paid at the time a new drug application is submitted to the FDA, Oasmia agrees that that Milestone Payment as set out in Schedule 1 becomes due and payable within 30 Business Days of receipt of a valid invoice with respect to the same from Kazia.

6.4	Payment requirements

All payments under this Agreement shall be:

(a)	deposited by electronic funds transferred to Kazia’s nominated bank account, as notified to Oasmia in writing; and

(b)	made in US dollars.

6.5	Default in payment

Notwithstanding any other provision of this Agreement, if a party defaults in the payment of any money payable under this Agreement for a period of more than 5 Business Days, then the non-defaulting party may charge interest on the amount outstanding at the Interest Rate, calculated from and including the date on which the payment became due until but excluding the date on which the payment is made, which interest is payable on the non-defaulting party making written demand to that effect.

6.6	No deductions

Subject to clause 12.4, as between the parties, Oasmia is solely responsible for payment of any fee, royalty or other payment due to any third party in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product, and Oasmia shall not have the right to offset any amounts paid to such third party, including fee, royalty or other payment, against any amount payable to Kazia under this Agreement.

Development and Commercialisation Licence Agreement

7	Alliance Manager

(a)

Each party shall appoint one alliance manager who possesses a general understanding of development, manufacturing and marketing issues in relation to the Licensed Product (each an Alliance Manager), who will be dedicated to coordinating the activities of the parties under this Agreement and to act as a liaison with the other party.

(b)	The Alliance Managers are responsible for:

(i)	facilitating the flow of information, and otherwise promoting communication and coordination, between the parties;

(ii)	coordinating with the other party on practical issues; and

(iii)	providing a point of communication for seeking consensus both within the respective party’s organisation and with the other party’s organisation regarding material issues under this Agreement.

8	Obligations

8.1	Mutual obligations

(a)	Without limiting clause 21, the parties shall exercise good faith to resolve business, financial and commercial issues that are encountered during the performance of this Agreement.

(b)

Throughout the Term of this Agreement, the parties agree to cooperate, through their respective Alliance Managers, in good faith to ensure the performance of each parties’ obligations under this Agreement.

8.2	Oasmia’s responsibilities

(a)	Oasmia is responsible for:

(i)	Development strategies for the Licensed Product;

(ii)	the performance of Development activities with respect to the Licensed Product;

(iii)	ensuring that the Development activities with respect to the Licensed Product are consistent with all Applicable Laws;

(iv)	obtaining and maintaining regulatory approvals pursuant to clause 9;

(v)	Commercialisation strategies for the Licensed Product;

(vi)	the performance of marketing activities with respect to the Licensed Product;

(vii)	market access and pricing with respect to the Licensed Product; and

(viii)	ensuring that the Commercialisation activities with respect to the Licensed Product are consistent with any Marketing Approvals and all Applicable Laws.

(b)	On and from the Effective Date, Oasmia shall assume full responsibility for all activities related to the Manufacturing, Development and Commercialisation of the Licensed Product.

8.3	Kazia’s responsibilities

(a)

The parties agree Kazia will be solely responsible for all Liabilities directly incurred, suffered or sustained by Oasmia and its Affiliates, directors, officers, employees, servants and agents as a result of or in connection with the Development, Commercialisation, sale or any other use of the Licensed Products by Oasmia, Kazia or any of their Affiliates, or any third party prior to the Effective Date.

Development and Commercialisation Licence Agreement

(b)

The parties agree Oasmia will be solely responsible for all Liabilities directly incurred, suffered or sustained by Kazia and its Affiliates, directors, officers, employees, servants and agents as a result of or in connection with the Development, Commercialisation, sale or any other use of the Licensed Products by Oasmia, Kazia or any of their Affiliates, or any third party after the Effective Date. [***].

(c)

On and from the Effective Date, the parties agree Kazia shall not be responsible (financially, operationally or otherwise) for conducting, managing, controlling or participating in any activities related to the Licensed Product, except as specifically set out in this Agreement.

9	Governmental Matters

9.1	Regulatory approvals

(a)

On and from the Effective Date, Oasmia is responsible for obtaining and maintaining all necessary approvals from governmental authorities for Oasmia to Develop, Manufacture, Commercialise, market and sell the Licensed Products anywhere in the Territory, and for Oasmia to otherwise exploit the Licence granted pursuant to this Agreement. All such regulatory filings made or filed, and all permits and clearances obtained, by Oasmia will be owned exclusively by Oasmia.

(b)	Kazia grants to Oasmia, their Affiliates and any sub-licensee a right of reference to any regulatory filings relating to the Licensed Product as at the Effective Date.

10	Prosecution, Proceedings and Protection of Rights

10.1	Prosecution and maintenance of Kazia Patents

(a)

As between the parties, Kazia shall, in the first instance, be responsible for the preparation, filing, prosecution and maintenance of the Kazia Patents within the Territory, such responsibility extending solely to filing, prosecution and maintenance of and relating to the patents set out in Schedule 2 within the applicable jurisdiction for each respective patent as set out in column 1 of the table in Schedule 2.

(b)

In fulfilling its responsibilities under clause 10.1(a), Kazia must use Commercially Reasonable Efforts to prepare, file, prosecute and maintain at its cost the Kazia Patents within the Territory, such responsibility extending solely to using Commercially Reasonable Efforts to prepare, file, prosecute and maintain the patents set out in Schedule 2 within the applicable jurisdiction for each respective patent as set out in column 1 of the table in Schedule 2. Kazia may elect not to prepare, file, prosecute or maintain any of the Kazia Patents, provided that it obtains Oasmia’s prior written consent, which must not be unreasonably withheld.

(c)

If Kazia elects and Oasmia consents, in accordance with clause 10.1(b), not to prosecute and/or maintain any Kazia Patents in any country in the Territory or Oasmia wishes to prosecute and/or maintain any Kazia Patents in a country in the Territory in addition to those set out in column 1 of the table in Schedule 2 with respect to the relevant patent, Oasmia may undertake the prosecution and maintenance of such patents in the relevant jurisdiction in the Territory. Kazia must be given an opportunity to review and comment on correspondence with the patent offices, and Oasmia must incorporate Kazia’s reasonable comments. All costs (including outside counsel, annuities and other official fees) of preparing, filing, prosecuting and maintaining such patents in any jurisdiction in the Territory shall be borne solely by Oasmia.

Development and Commercialisation Licence Agreement

(d)	For the avoidance of doubt, for the purposes of this Agreement, any patents prosecuted or maintained by Oasmia in accordance with clause 10.1(c) will constitute Kazia Patents.

(e)

Where clause 10.1(c) applies, Kazia must provide to Oasmia reasonable assistance as Oasmia may reasonably require from time to time in relation to maintaining and prosecuting registration of the applicable Kazia Patents in the relevant jurisdictions and not oppose or encourage or assist any person to oppose a grant or renewal of a registration in respect of the Kazia Patents, nor encourage or assist any person to dispute or challenge the validity of the Kazia Patents.

10.2	Notification of Claims

Either party must notify the other party immediately if it receives any notice of:

(a)	any actual or threatened infringements of the Kazia Patents or Associated Intellectual Property; or

(b)	any allegation (written or otherwise) that the use of the Kazia Patents, Associated Intellectual Property or Licensed Product infringes any third party rights.

10.3	[***]

10.4	[***]

10.5	[***]

10.6	[***]

Development and Commercialisation Licence Agreement

10.7	[***]

10.8	[***]

11	Warranties and Indemnities

11.1	Representations and warranties by the parties

Each party represents and warrants to the other parties that:

(a)	it has full legal capacity and power to enter into this Agreement and to perform its obligations under this Agreement;

(b)	it has taken all corporate action (if any) that is necessary or desirable to authorise its entry into this Agreement and to perform its obligations under this Agreement;

(c)

this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally);

(d)

neither its execution of this Agreement nor the carrying out by it of its obligations under this Agreement, does or will contravene any law to which it is subject or any order of any government agency or other person that is binding on it, contravene any undertaking or instrument binding on it, or contravene its constitution;

(e)

there are no actions, claims, proceedings or investigations pending or threatened against it or by, against or before any person that may have a material effect on the subject matter of this Agreement; and

(f)	it is not the subject of an Insolvency Event.

11.2	Representations and warranties by Kazia

Kazia represents and warrants to Oasmia that:

(a)

Kazia and its Affiliates are the legal and beneficial owner of the Kazia Patents and Associated Intellectual Property and Kazia has the right to grant to Oasmia the Licence as set out in this Agreement in respect of the Kazia Patents and Associated Intellectual Property, free of all restrictions, liens, charges, encumbrances or other rights;

(b)	to the best of its knowledge, any information provided in the Cantrixil Dossier and in relation to the Kazia Know-How is complete, adequate, true and accurate;

(c)	the graphical representation in Part 2 of Schedule 2 accurately depicts the chemical structure of Cantrixil;

(d)

subject to clause 11.8 and to the best of its knowledge, the Kazia Patents and Associated Intellectual Property are valid and enforceable and are not being, and have not been, infringed, and there is no matter, fact or circumstance which would, or would be likely to. render the Kazia Patents or Associated Intellectual Property void or voidable on any grounds;

(e)

subject to clause 11.8 and to the best of its knowledge, the Development, Manufacturing or Commercialisation of the Licensed Product the subject of the Kazia Patents and Associated Intellectual Property by Oasmia in accordance with this Agreement will not infringe any right of any third party nor give rise to a right entitling any third party to make a claim against Oasmia, any of its Affiliates, or any sub-licensee or subcontractor of Oasmia, whether for the payment of compensation, royalties or otherwise;

Development and Commercialisation Licence Agreement

(f)

to the best of its knowledge, none of Kazia or any of its Affiliates have transferred, assigned or granted to any person any right, licence under or interest in the Kazia Patents or Associated Intellectual Property or which is inconsistent with the Licence as set out in this Agreement; and

11.3	Representations and warranties by Oasmia

Oasmia represents and warrants that, as at the Effective Date and on each day during the Term, in conducting activities contemplated under this Agreement, Oasmia will:

(a)	comply with all Applicable Laws including those related to the manufacture, use, labelling, importation and marketing of Licensed Products; and

(b)	not undertake any act or omission which will, or will have the likely effect to, bring Kazia, the Licensed Product, the Kazia Patents or the Associated Intellectual Property into disrepute.

11.4	Warranties separate

Each of the warranties is a separate and independent warranty and is not to be construed by reference to, or limited by, any other warranty.

11.5	No other representations or warranties

Except for the warranties expressly made in this Agreement, all conditions, warranties, undertakings or representations, express or implied, arising by statute, general law or otherwise are expressly excluded to the extent permitted by law. In particular, with respect to warranties given by Kazia, subject to the express warranties granted in clause 11.2, nothing in this Agreement is or will be construed as:

(a)	a warranty or representation by Kazia as to the validity or scope of any claim or patent or patent application within the Kazia Patents and Associated Intellectual Property rights;

(b)

a warranty or representation by Kazia that anything made, used, sold, or otherwise disposed of under any licence granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party; and

(c)	a grant by Kazia, whether by implication, estoppel, or otherwise, of any licenses or rights other than that expressly granted under this Agreement.

11.6	Period of warranties and indemnity

Each of the warranties and the indemnity contained in this clause 11 are continuing obligations.

11.7	Reliance

Each party acknowledges that the other parties have executed this Agreement and agreed to take part in the transactions that this Agreement contemplates in reliance on the representations and warranties that are expressly made in this Agreement.

11.8	[***]

Development and Commercialisation Licence Agreement

12	Indemnities and Liability

12.1	[***]

12.2	[***]

12.3	Exclusions

(a)

TO THE EXTENT PERMISSIBLE BY LAW, OTHER THAN AS SET FORTH IN THIS AGREEMENT, NO WARRANTY IS GIVEN WITH RESPECT TO MATERIALS, OR THE ASSOCIATED INTELLECTUAL PROPERTY, EXPRESS OR IMP LIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE ASSOCIATED INTELLECTUAL PROPERTY, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN CLAUSE 11 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(b)

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT, SAVE FOR ANY LIABILITY STEMMING FROM DEATH OR PERSONAL INJURY, SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY.

(c)

TO THE EXTENT PERMISSIBLE BY LAW, AND SAVE FOR ANY LIABILITY STEMMING FROM DEATH OR PERSONAL INJURY, THE MAXIMUM AMOUNT THAT OASMIA MAY RECOVER FROM KAZIA FOR ANY LIABILITY UNDER THIS AGREEMENT IS THE TOTAL AMOUNT PAID UNDER THE AGREEMENT AT THE POINT OF TIME THE LIABILITY ARISES.

12.4	[***]

13	Insurance

13.1	Obligation to insure

(a)	Oasmia must effect and maintain on an ongoing basis throughout the Term and the period of time required under clause 13.2, at its own expense, the following insurance coverages:

(i)

commercial general liability insurance, including contractual liability and products liability insurance, in the minimum amount of [***] in aggregate, combined single limit for bodily injury and property damage liability, increasing to [***] in aggregate, combined single limit for bodily injury and property damage liability upon the first commercial sale of a Licensed Product. The deductible shall not be greater than [***] in the US and Canada combined and [***] in the rest of the world outside of the US and Canada; and

Development and Commercialisation Licence Agreement

(ii)	statutory workers’ compensation coverage, where limits and employers liability limits shall be at a minimum amount of [***].

(b)

Oasmia as sponsor of clinical trials with the Licensed Product must effect and maintain, at its own expense for the whole duration of the clinical trial, liability insurance with minimum limits and conditions as legally required in the jurisdiction of the trial in the Territory. For all countries in the Territory with non-defined minimum insurance limits, Oasmia shall acquire local insurance on a country-by-country basis at the statutory level, as required by local Applicable Laws, save that where there is no level established by statute, the minimum insurance limit shall be based on the local standards and practices of the jurisdiction and will be presented by Oasmia to Kazia for approval, which is not to be unreasonably withheld. This insurance shall be primary insurance.

13.2	Requirements for insurance policies

(a)

All insurance coverage required pursuant to clause 13.1 must be primary insurance with respectto Oasmia’s own participation under this Agreement, and must be maintained with an insurance company or companies having an A.M. Best’s rating of A-VII or better.

(b)	Oasmia must name Kazia as an additional insured by endorsement under its commercial general liability and products liability insurance policies.

(c)	The insurance policies must be in aggregate and Oasmia must maintain the insurance coverage for at least 5 years following completing performance of its obligations under this Agreement.

13.3	Evidence of currency

(a)

No later than 30 days after the Effective Date, Oasmia must provide to Kazia a copy of the insurance policies required to be held by Oasmia pursuant to clause 13.1 and certificates of currency with respect to such insurance policies.

(b)

Oasmia must provide to Kazia at least 30 days prior written notice of any cancellation, nonrenewal or material change in any of the insurance policies required to be held by Oasmia pursuant to clause 13.1.

(c)

Oasmia must, upon receipt of written requestfrom Kazia, provide renewal certificates to Kazia in relation to the insurance policies required to be held by Oasmia pursuant to clause 13.1 for as long as Oasmia is required to maintain insurance coverage under this Agreement.

14	Records and Audit

14.1	Records

(a)

Oasmia shall keep complete and accurate records of its compliance with its obligations under this Agreement, and its and its sublicensees’ sales, transfers, and other dispositions of Licensed Product necessary for the calculation of payments to be made to Kazia hereunder.

(b)	Oasmia shall maintain such records for the longer of:

(i)	the period of time required by any Applicable Law; or

(ii)	3 years following expiration or termination of this Agreement.

Development and Commercialisation Licence Agreement

14.2	Audit

(a)

Kazia may at any time, but, subject to clause 14.2(b), not to exceed more than once in a 12 month period, nominate an independent certified public accountant or other third party (as appropriate) (Auditor) whom Oasmia shall, no later than 10 Business Days of Kazia’s notice of the same, permit to have access to Oasmia’s records during Oasmia’s normal business hours for the purpose of verifying all payments made under this Agreement and I or compliance with Oasmia’s obligations under this Agreement more generally.

(b)

Where Kazia, acting reasonably, suspects that Oasmia may be in breach of any of its obligations under this Agreement, Kazia may require Oasmia to submit to an audit in accordance with clause 14.2(a) notwithstanding there may have already been one or more audits during the relevant 12 month period.

(c)	Where the Auditor’s audit report shows that:

(i)	payments made by Oasmia are deficient, Oasmia shall pay Kazia the deficient amount within 30 days after Kazia’s notice to Oasmia of the same; or

(ii)	Oasmia is in breach of its obligations under this Agreement, the parties will promptly meet to agree a remediation plan such that any breach by Oasmia may be remedied,

provided, however, that Kazia provides to Oasmia reasonable evidence of the relevant findings set out in the Auditor’s audit report.

(d)	The costs of any audit under this clause 14.2 must be borne by Kazia unless the Auditor’s audit report shows that:

(i)	payments made by Oasmia are deficient; or

(ii)	Oasmia is in breach of its obligations under this Agreement,

in which case the costs of the relevant audit will be borne by Oasmia.

15	Reporting

(a)

Within 30 days after the end of each June and December during the Term, Oasmia will update Kazia in relation to its progress on its activities under this Agreement. Such updates shall take the form of a written report detailing:

(i)	the Development and Commercialization of the Licensed Product by Oasmia during the preceding 6 month period;

(ii)

the status of all progressing and planned clinical studies related to the Kazia Patents and Associated Intellectual Property, including timelines for initiation and completion of such clinical studies; and

(iii)	a summary of Oasmia’s plans for the Development and Commercialisation of the Licensed Product in the next 6 months.

(b)

All reports provided by Oasmia to Kazia in accordance with clause 15(a) must be sufficiently detailed for Kazia to ascertain whether Oasmia is using Commercially Reasonable Efforts to Develop and Commercialise the Licensed Product.

(c)	Notwithstanding the frequency of the reporting in accordance with clause 15(a), Oasmia must inform Kazia immediately upon the achievement of a milestone listed in Schedule 1.

Development and Commercialisation Licence Agreement

16	Term and Termination

16.1	Term

(a)	The Licence and this Agreement commences on the Effective Date, as relates to each of the Kazia Patents, [***](Term).

(b)

For the avoidance of doubt, the expiry of the Licence as it relates to any one of the Kazia Patents will not affect the Licence as it relates to any of the other Kazia Patents and the Licence will survive any such expiry to that extent.

16.2	Termination by either party

Subject to completion of the dispute resolution processes under clause 21, either party may immediately terminate this Agreement in writing, by giving the other party written notice, where the other Party:

(a)	undergoes an Insolvency Event (regardless of whether that Insolvency Event is continuing); or

(b)

commits a material breach of this Agreement, unless the breach is capable of remedy, in which case the other party may terminate this Agreement if the party who has committed that material breach has not remedied the material breach within 30 days after being required in writing to do so. Such written notice shall indicate the nature of the breach and any remedial action required to be taken.

16.3	Termination by Oasmia

Subject to completion of the dispute resolution processes under clause 21, Oasmia may immediately terminate this Agreement by notice in writing if:

(a)	the Kazia Patents are revoked or abandoned, or otherwise cease to be in force for any reason other than the expiry of its statutory term; or

(b)	Kazia breaches any of its representations and warranties under clause 11 above.

16.4	Termination by Kazia

Subject to completion of the dispute resolution processes under clause 21, Kazia may immediately terminate this Agreement by notice in writing if Oasmia:

(a)	breaches any of its representations and warranties under clause 11 above;

(b)

through a failure to use Commercially Reasonable Efforts breaches any of its obligations under clause 8.2, unless the breach is capable of remedy, in which case Kazia may terminate this Agreement if Oasmia has not remedied the breach within thirty days after being required in writing to do so. Such written notice shall indicate the nature of the breach and any remedial action required to be taken; or

(c)

breaches any of its obligations under clauses 5 or 6, unless the breach is capable of remedy, in which case Kazia may terminate this Agreement if Oasmia has not remedied the breach within thirty days after being required in writing to do so. Such written notice shall indicate the nature of the breach and any remedial action required to be taken.

Development and Commercialisation Licence Agreement

16.5	General consequences of termination and survival

Upon expiry or termination in accordance with this clause 16, this Agreement, and the Licence, is at an end as to its future operation, except for:

(a)	any rights of any party which have accrued as at the date of expiry or termination; and

(b)	the rights and obligations of the parties under clauses 10.2, 10.8, 12, 14, 17, 18, 19 and 23 (except 23(a)), which survive termination.

16.6	Specific consequences of termination

(a)	On termination or expiry of this Agreement:

(i)

Oasmia must pay to Kazia in accordance with the terms of this Agreement any unpaid invoices submitted before termination and any invoices properly submitted by Kazia after termination in accordance with clause 6;

(ii)	all rights and licenses granted to Oasmia under this Agreement will immediately terminate;

(iii)

Oasmia must use its best endeavours to either transfer to Kazia, or assist Kazia to obtain, all necessary approvals from governmental authorities for Kazia to Develop, Manufacture, Commercialise, market and sell the Licensed Products anywhere in the Territory;

(iv)

as soon as reasonably practicable, Oasmia must Transfer to Kazia, in its entirety, the Kazia Know-How and Cantrixil Dossier, as both have been amended and updated by Oasmia over the course of the Term, along with (for the avoidance of doubt) all Know-How necessary for Kazia to exploit the licence granted to it under clause 3.4(c), such that Kazia receives the most current and up to date Know-How and dossier relevant to the Licensed Product and is in a position to exploit the licence granted under clause 3.4(c);

(v)	Oasmia must discontinue making any representation regarding its status as a licensee of Kazia for all Licensed Products;

(vi)

Oasmia must cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products including ceasing all Manufacturing, Development and Commercialisation; and

(vii)	all rights granted under this Agreement will revert to Kazia.

(b)

For the avoidance of doubt, the parties agree to provide reasonable run off and transitional assistance if a clinical trial is ongoing as at the date of termination of this Agreement, to ensure trial participants affected by termination receive adequate medical care.

17	Assignment

17.1	Assignment by Oasmia

Kazia acknowledges that Oasmia is entitled to assign any or all of its rights or obligations under this Agreement to any of its Affiliates or any other third party, including in relation to any restructure, sale of assets or change of control, without Kazia‘s consent.

17.2	Assignment by Kazia

Oasmia acknowledges that Kazia is entitled to assign any or all of its rights or obligations under this Agreement to any of its Affiliates or any other third party, including in relation to any restructure or sale of assets, without Oasmia’s consent.

Development and Commercialisation Licence Agreement

18	Confidentiality

18.1	Obligations of confidentiality

Subject to clauses 18.2 and 18.3, the Receiving Party must:

(a)

keep the Confidential Information confidential and not directly or indirectly disclose, divulge or communicate any Confidential Information to, or otherwise place any Confidential Information at the disposal of, any other person without the prior written approval of the Disclosing Party;

(b)

take all reasonable steps to secure and keep secure all Confidential Information coming into its possession or control as it would its own proprietary information, which in no event shall be less than a reasonable standard of care;

(c)	only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, its obligations under this Agreement;

(d)

not deliberately memorise, modify, reverseengineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance by the Receiving Party of its obligations under this Agreement; and

(e)

take all reasonable steps to ensure that any person to whom the Receiving Party is permitted to disclose Confidential Information under clause 18.2 complies at all times with the terms of this clause 18.

18.2	Permitted disclosure

A party may only disclose the other party’s Confidential Information:

(a)	under corresponding obligations of confidence as imposed by this clause 18:

(i)	to its professional advisers, auditors, bankers, insurers or insurance brokers;

(ii)

to persons which Control or are Controlled by or are under common control with the party within the meaning of the Corporations Act 2001 (Cth), and the employees, professional advisers, auditors, bankers, insurers or insurance brokers of such persons; or

(b)	which is at the time lawfully in the possession of the proposed recipient of the information through sources other than another party, or an Affiliate of another party;

(c)	in enforcing this Agreement or in a proceeding arising out of or in connection with this Agreement;

(d)	with the prior written consent of the party which originally supplied that confidential information in connection with this Agreement; or

(e)

where such disclosure is necessary to comply with any court order, law, or the applicable rules of any stock exchange or financial market to which the Receiving Party or an Affiliate of that party, is subject if, to the extent practicable and as soon as reasonably possible, the Receiving Party:

(i)	notifies the Disclosing Party of the proposed disclosure;

(ii)	consults with the Disclosing Party as to its content;

(iii)	provides the Disclosing Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement; and

(iv)	uses reasonable endeavours to comply with any reasonable request by the Disclosing Party concerning the proposed disclosure.

Development and Commercialisation Licence Agreement

18.3	Exceptions

Clause 18.1 will cease to apply to any Confidential Information to the extent it enters the public domain, other than as a result of a breach of this Agreement, or where such Confidential Information is lawfully received by the Receiving Party other than from the Disclosing Party without any obligation of confidence attaching to it.

18.4	Kazia Know-How

For the avoidance of doubt, Oasmia acknowledges that the Kazia Know-How is Confidential Information of Kazia and is subject to the obligations set out under this clause 18.

18.5	Return or destruction of Confidential Information

(a)	Subject to clauses 16.6 and 18.5(b), immediately on the termination of this Agreement for any reason, a Receiving Party must:

(i)	cease the use of all Confidential Information of or relating to the Disclosing Party (or any Affiliate of the Disclosing Party);

(ii)

deliver to the Disclosing Party all documents and other materials in its possession or control containing, recording or constituting that Confidential Information or, at the option of the Disclosing Party, destroy, and certify to the Disclosing Party that it has destroyed, those documents and materials; and

(iii)	for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored.

(b)

A Receiving Party shall be permitted to retain a copy (or copies, as necessary) of Confidential Information of or relating to the Disclosing Party which the Receiving Party has the right to retain under this Agreement, or otherwise for archival purposes or as required by any Applicable Law.

18.6	Liability for breach by recipient

The Receiving Party is liable for any breach of this clause 18 by a recipient of Confidential Information which is provided such information in accordance with clause 18.2(a), as if that recipient was a Receiving Party in relation to the Confidential Information disclosed to the recipient.

18.7	Survival of obligation

The obligations under this clause 18 survive the termination or expiration of this Agreement.

18.8	Public announcements

Except as required by law, a regulatory body or a stock exchange or financial market to which a party, or an Affiliate of a party, is subject, all press releases and other public announcements in connection with this Agreement must use the form of press release set out in Schedule 6 or otherwise be in terms agreed by the parties.

19	Costs and duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All duty (including stamp duty and any fines, penalties and interest) payable on or in connection with this Agreement and any instrument executed under or any transaction evidenced by this Agreement must be borne equally by Kazia and Oasmia.

Development and Commercialisation Licence Agreement

20	Notice

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)

must be in writing and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);

(b)

must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or email to the address or email address below or the address or email address last notified by the intended recipient to the sender:

(i)	to Oasmia:	Oasmia Pharmaceutical AB

Address: Vallongatan 1, 752 28 Uppsala,
Sweden

Attention: General Counsel

	with a copy to	Allens

Address: Level 4, 126 Phillip St Sydney
NSW2000

Email: [***]Attention: [***]
Kazia Therapeutics Limited

(ii)	to Kazia:	Address: Level 24, 300 Barangaroo
Avenue, Sydney, New South
Wales, Australia 2000

Email: [***]
Attention: CEO

	with a copy to	K&L Gates

Address: Level 25 South Tower, 525
Collins Street Melbourne,
Australia 3000

Email: [***]Attention: [***]

(c)	will be conclusively taken to be duly given or made and received:

(i)	in the case of delivery in person, when delivered;

(ii)	in the case of delivery by express post, to an address in the same country, two Business Days after the date of posting;

(iii)

in the case of delivery by any other method of post, six Business Days after the date of posting (if posted to an address in the same country) or 10 Business Days after the date of posting (if posted to an address in another country); and

Development and Commercialisation Licence Agreement

(iv)	in the case of email, at the earliest of:

(A)	the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;

(B)	the time that the intended recipient confirms receipt of the email by reply email; and

(C)	three hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, an automated message that the email has not been delivered,

but if the result is that a Notice would be taken to be given or made and received:

(v)	in the case of delivery by hand or post, at a time that is later than 5 pm;

(vi)	in the case of delivery by email, at a time that is later than 7 pm; or

(vii)	on a day that is not a Business Day,

in the place specified by the intended recipient as its postal address under clause 20(b), it will be conclusively taken to have been duly given or made and received at the start of business on the next Business Day in that place.

21	Dispute Resolution

21.1	Parties to attempt resolution

If a dispute arises relating to or arising out of this Agreement, the parties must first attempt to resolve that dispute in accordance with this clause 21.

21.2	Meeting between Alliance Managers

As soon as reasonably practicable following the written notification by the Alliance Manager of one party to the Alliance Manager of the other party of a dispute, the Alliance Managers must meet and use all reasonable endeavours acting in good faith to resolve the dispute by joint discussions.

21.3	Negotiations

If the Alliance Managers are unable to resolve the dispute within 20 Business Days after the delivery of the written notice, senior executives of each party must meet as soon as is reasonably practicable, and no later than 10 Business Days following notice from the Alliance Managers of their failure to resolve the dispute, and use all reasonable endeavours acting in good faith to resolve the dispute by negotiation. If the parties are unable to resolve the dispute within 20 Business Days of the negotiation, the dispute must promptly be submitted for arbitration in accordance with, and subject to, the Resolution Institute Arbitration Rules, should either party wish to press for resolution of the dispute further.

21.4	Arbitration

(a)

The arbitrator will be an independent person agreed between the parties within 14 days of the names of one or more independent persons being proposed by either party or, failing agreement, within 21 days of the proposal an arbitrator will be appointed by the Resolut ion Institute in accordance with article 8(3) of the Resolution Institute Arbitration Rules 2020.

(b)	The arbitration will be conducted and held in accordance with the laws of New South Wales.

(c)	The arbitration will be held in Sydney.

Development and Commercialisation Licence Agreement

(d)	The parties will each bear their own costs with respect to any arbitration and the costs of the arbitrator will be allocated equally between the parties.

(e)	The parties agree that an appeal may be made to the court on a question of law.

21.5	Continuation of rights and obligations

Despite the existence of a dispute or difference, each party must continue to perform this Agreement.

22	Force Majeure

22.1	Event of Force Majeure

If a party is prevented in whole or in part from carrying out its obligations under this Agreement (other than an obligation to pay money) as a result of Force Majeure, it must promptly give a notice to the other party that complies with clause 22.2.

Following this notice, and while the Force Majeure continues, the obligations which cannot be performed (other than an obligation to pay money) because of the Force Majeure will be suspended if the party giving notice has taken all proper precautions, due care and reasonable alternatives with the intention of avoiding the delay or failure and of carrying out its obligations under this Agreement.

22.2	Force Majeure notice

A notice given under clause 22.1 must:

(a)	specify the obligations a party cannot perform;

(b)	fully describe the event of Force Majeure; and

(c)	estimate the time during which the Force Majeure will continue.

22.3	Remedy of Force Majeure

The party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must seek to mitigate the effects of the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible.

22.4	Mitigation

The party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must take all action reasonably practicable to mitigate any loss suffered by a party or a third party as a result of its failure to carry out its obligations under this Agreement.

22.5	No requirement to settle labour dispute

A party is not required, under clause 22.1, 22.2 or 22.3, to settle any labour dispute against its will.

22.6	No extension of Term

The Term will not be extended by the period of Force Majeure.

23	General

(a)	Each party must do anything necessary or desirable (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

(b)	This Agreement may be amended only by another Agreement executed by all of the parties.

Development and Commercialisation Licence Agreement

(c)

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

(d)

A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. For the avoidance of doubt, the doctrine of affirmation by election will not apply to any failure by a party to exercise, or delay by a party in exercising, any right, power or remedy under this Agreement.

(e)

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. No party has relied on or is relying on any other Conduct in entering into this Agreement and completing the transactions contemplated by it.

(f)

Nothing in this Agreement is to be construed as constituting an agency, partnership, joint venture, or any other form of association between the parties in which one party may be liable for the acts or omissions of any other party. No party has the authority to incur any obligation or make any representation or warranty on behalf of, or to pledge the credit of, any other party.

(g)	This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

(h)

This Agreement is governed by the laws of New South Wales. In relation to this Agreement and related non-contractual matters, subject to clause 21, each party irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction there, and waives any right to object to the venue on any ground.

Development and Commercialisation Licence Agreement

Schedule 1

Upfront fee, Milestone Payments and Royalty

Part A. Upfront fee (cl 6.1)

	Ovarian cancer indication	Each successive indication
Upfront Fee	US$4 million

Part B. Royalty (cl 6.2)

	Ovarian cancer indication	Each successive indication
Royalty	[***]	[***]

Part C. Milestone Payments (cl 6.3)

	Ovarian cancer indication	Each successive indication
Regulatory milestone
[***]	[***][***]	[***]
Commercial milestone fee(s)
[***]
[***]

[***]

[***]

[***]

[***]

Development and Commercialisation Licence Agreement

[***]

Development and Commercialisation Licence Agreement

Schedule 4

Assistance to be provided by Kazia

Within 3 months from Effective Date

[***]

Within Six Months from Effective Date

Activity

[***]
[***]
[***]

First Eighteen Months from Effective Date

Activity

[***]
[***]

*	Note

Development and Commercialisation Licence Agreement

All Activities outlined in this schedule will be pursued on the basis of Commercially Reasonable Efforts, but no warranty or commitment can be provided as to outcome or timing. The parties recognise that drug development incurs inherent risk, and that the progression of any investigational new drug depends partly on emerging data, and partly on the actions of external parties such as regulatory agencies, contractors, vendors, clinicians, and researchers.

The parties will regularly communicate through their respective Alliance Managers to track progress on these objectives, and to jointly address any challenges or opportunities that emerge, and this plan may therefore evolve as the Licensed Product advances through its development.

Development and Commercialisation Licence Agreement

Schedule 5

Expert Determination

1.	Delivering a dispute notice

(a)

If Oasmia and Kazia have been unable to resolve any dispute arising between them in relation to a Royalty Dispute within the period stated in clause 5.2(f), then Oasmia and Kazia may refer the Royalty Dispute to an Expert for determination in accordance with this Schedule 5.

(b)	For the purposes of this Schedule 5, the Expert is a person:

(i)	having appropriate qualifications and experience relevant to determining the Royalty Dispute;

(ii)

who is agreed by the parties or, failing agreement within 5 Business Days, is nominated at the request of any party by the Resolution Institutein accordance with the Resolution Institute Expert Determination Rules (Rules); and

(iii)	who does not act, or whose firm does not act, generally for any party.

2.	Determination by Expert

The Expert:

(a)	must conduct its determination in accordance with the Rules, which Rules are taken to be incorporatedinto this Agreement;

(b)	will act as an expert and not as an arbitrator;

(c)

may determine the time, place and procedures (which will be as informal as is consistent with the proper conduct of the matter) for the determination by the Expert, having regard to the nature of the Royalty Dispute and the provisions of this Agreement;

(d)	may communicate privately with the parties or with their lawyers;

(e)	may or may not allow the appearance of lawyers on behalf of the parties;

(f)	may accept written submissions from a party in relation to the Royalty Dispute, provided a copy of the submission is also given to all other parties;

(g)	may co-opt other expert assistance;

(h)	must have regard to the fairness and reasonableness of any matters pertaining to the Royalty Dispute; and

(i)	must deal with any matter as expeditiously as possible and by no later than 20 Business Days after referral to the Expert.

3.	Obligations of parties

If an Expert is required to resolve a Royalty Dispute:

(a)	the Expert’s determination will, except in the case of manifest error, be final and binding on the parties;

Development and Commercialisation Licence Agreement

(b)	the parties must attend the sessions with the Expert and make a determined and genuine effort to resolve the Royalty Dispute as soon as reasonably possible;

(c)

without limiting item 3(b) of this Schedule 5, the parties must use their best endeavours to make available to the Expert all information relevant to the Royalty Dispute and which the Expert reasonably requires in order to resolve the Royalty Dispute;

(d)	everything that occurs before the Expert must be in confidence and in closed session;

(e)	all discussions must be without prejudice;

(f)

each party must pay its own costs of complying with this Schedule 5 and the costs of the Expert and any other costs of complying with this Schedule 5 must be shared half as to Oasmia and half as to Kazia; and

(g)	the parties must continue performing their obligations under this Agreement while the Royalty Dispute is being resolved.

4.	Other proceedings

A party may not commence court proceedings in respect of a Royalty Dispute unless it has complied with the terms of the Agreement, and if applicable until the procedures in this Schedule 5 have been followed in full, except where:

(a)	the party seeks injunctive relief in relation to a Royalty Dispute from an appropriate court where failure to obtain such relief would cause irreparable damage to the party concerned; or

(b)	following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

[***]

[***]

[***]

[***]

Development and Commercialisation Licence Agreement

Executed as an Agreement

Executed as an Agreement by Oasmia

/s/ Francois Martelet
Francois Martelet, CEO

Executed in accordance with section 127 of the Corporations Act 2001 by Kazia Therapeutics Limited:

Director/Secretary Signature

/s/ James Garner	/s/ kate Hill
James Garner	Kate Hill
Print Name	Print Name

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